EXHIBIT 99.2
Spirit Airlines Reports January 2015 Traffic

MIRAMAR, Fla., (February 10, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for January 2015.

Traffic (revenue passenger miles) in January 2015 increased 20.2 percent versus January 2014 on a capacity (available seat miles) increase of 24.8 percent. Load factor for January 2015 was 82.4 percent, a decrease of 3.1 points compared to January 2014. Spirit's preliminary completion factor for January 2015 was 98.9 percent.
The following table summarizes Spirit's traffic results for the month ended January 31, 2015 and 2014.

	January 2015	January 2014	Change
Revenue passenger miles (RPMs) (000)	1,318,954	1,096,925	20.2%
Available seat miles (ASMs) (000)	1,601,228	1,283,345	24.8%
Load factor	82.4%	85.5%	(3.1) pts
Passenger flight segments	1,297,969	1,079,722	20.2%
Average stage length (miles)	994	1,006	(1.2)%
Total departures	9,812	7,978	23.0%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 325 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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